EXHIBIT 99

          VANCOUVER'S FINEST COFFEE - ACQUISITION OF DIGITAL TV PROJECT

VANCOUVER, May 11 - Vancouver's Finest Coffee Company (the "Company ") wishes to announce that at the First Annual General Meeting held on March 24, 2000, the shareholders have approved a resolution for the directors to pursue another line of business other than the originally proposed coffee kiosk business in the Lower Mainland of British Columbia; and furthermore, the shareholders also granted the director's discretion to effect a future name change for the Company if necessary. The Company also wishes to announce that it has accepted the resignations of Messrs. Kirsten Wilson, Ryan Wilson and Fred Burns, and Messrs. Ernest Cheung, Maurice Tsakok and Marc Hung have been appointed to the Board of Directors. Mr. Cheung was appointed President of the Company. Mr. Cheung has B. Math and MBA degrees and brings a wealth of financial and China business experience to the Company. Mr. Tsakok holds B.Eng. and MBA (MIS) degrees and has many years of financial and technical industry experience. Mr. Hung holds B.A.Sc. and M.A.Sc. (Electrical Engineering) degrees and has many years of engineering, technical and management experience.

The Company is also pleased to announce that it has signed an agreement to acquire China NetTV Corp. which in turn has signed a Letter of Intent with Sichuan Qianfeng Digital Audio/Video Equipment Co. Ltd. ("QF Digital") to form a Co-operative Joint Venture in China. As part of the agreement, six million escrowed shares held by the original directors will be transferred to the shareholder of NetTV for the transaction. Based in Sichuan Province, QF Digital is a pioneer and leader in China in Proprietary Digital Data Transmission Technology and Solutions for the Television Broadcasting and Cable industries. It has proprietary technology that supplies complete turnkey Digital TV Broadcasting solutions consisting of:

         1. Headend Systems - Front-end systems residing at the TV or Cable operator that originates the Digital signal.

         2. Design and Engineering - Capabilities to be designer and builder of turnkey Digital TV Broadcasting systems.

         3. Set-Top Boxes - User Interface boxes that convert Digital Broadcasts into Analog signals.

Based on its proprietary technology, QF Digital plans to incorporate Smart Card and WebTV capabilities into their Set-Top Boxes. Any forward-looking statement in this press release is made pursuant to the "safe harbor'" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, economical and political factors, technological developments and changes in international and local markets, as well as the inherent risks of the technology related business.

ON BEHALF OF THE BOARD OF DIRECTORS OF VANCOUVER'S FINEST COFFEE COMPANY

/S/ Ernest Cheung
------------------------
Ernest Cheung, President

For further information, please contact: Ernest Cheung (604) 689-4407